Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Pharmacopeia Continues to Make Progress with Internal and Partnered Programs and Closes Financing

Princeton, NJ, November 3, 2005 - Pharmacopeia (Nasdaq: PCOP) today announced results for the quarter ended September 30, 2005.  During the three-month period, Pharmacopeia continued to make meaningful progress on multiple fronts.  “In the third quarter, Pharmacopeia announced an agreement with Allergan, advanced each of its lead internal programs, met several key milestones with partnered compounds, and closed an important financing,” stated Les Browne, Ph.D., President and Chief Executive Officer.  “We are committed to advancing our programs, ideally to clinical validation, with the option to continue development alone or in partnership to NDA.  Each of these achievements represents an important step in the implementation of our strategy.”

Several key drug development and corporate milestones achieved since the beginning of the third quarter of 2005 are:

•                  Pharmacopeia advanced each of its four internal, late-stage pre-clinical programs towards development.

•                  Allergan, Inc. and Pharmacopeia announced an agreement to further evaluate proprietary compounds, discovered at Pharmacopeia, in models of ocular disease in order to advance members of the mechanistic class into development. The agreement resulted in an upfront payment from Allergan to Pharmacopeia, and may result in pre-clinical and clinical payments, plus milestone payments and royalties on products developed by Allergan in the field of ophthalmology. Pharmacopeia has retained rights to all other therapeutic areas, including oncology and inflammation. This agreement is consistent with Pharmacopeia’s strategy of partnering programs outside of its therapeutic focus in immunological diseases.

•                  On August 1, 2005, Pharmacopeia closed a private placement financing of 2,470,000 common shares to institutional investors for aggregate gross proceeds of approximately $8.5 million. Pharmacopeia received net proceeds of approximately $7.7 million from the private placement after deducting fees payable to the placement agent and other transaction expenses. The proceeds of the financing will be used to fund continued development of Pharmacopeia’s internal programs towards investigational new drug applications.

•                  N.V. Organon’s long-standing collaboration with Pharmacopeia continues to 2007 as a result of Organon’s acceptance of the latest preclinical lead candidate generated by Pharmacopeia’s integrated and proprietary drug discovery and development platform.  The partnership has delivered multiple lead series that are currently being advanced towards or through preclinical toxicological studies in anticipation of initiating clinical trials.

Pharmacopeia has ten programs in development, each partnered with a major pharmaceutical or biotechnology company. Six of these programs are in pre-clinical development and four therapeutic candidates are currently in human clinical trials. Pharmacopeia retains further milestone and royalty interests in each of these programs. In addition to these ten compounds, Pharmacopeia has a pipeline of earlier stage programs, some partnered and some wholly-owned. Pharmacopeia’s most advanced internal programs, JAK3 (an immunosuppressant with potential utility in multiple indications including psoriasis, rheumatoid arthritis and transplant rejection) and adenosine A2A antagonists (anti-neurodegeneratives with potential application in the treatment of multiple diseases including, Huntingdon’s, Parkinson’s and Alzheimer’s) have shown activity in relevant pre-clinical in vivo models.

Q3 FINANCIAL RESULTS

On April 30, 2004, the spin-off of Pharmacopeia into an independent, publicly held company was completed. Since May 1, 2004, Pharmacopeia has operated as a standalone company.

At September 30, 2005 Pharmacopeia had cash, cash equivalents and marketable securities of $35.0 million.  Pharmacopeia’s targeted cash position at December 31, 2005 is between $25.0 million and $30.0 million.  Pharmacopeia has no long term debt.

Revenues at Pharmacopeia were $3.9 million for the quarter ended September 30, 2005, compared to $6.4 million for the quarter ended September 30, 2004.  For the nine months ended September 30, 2005, revenues were $14.8 million, compared to $16.9 million for the nine months ended September 30, 2004.   The decreases in both the three- and nine-month periods were largely due to reduced full-time employee funding from Pharmacopeia’s collaborations with Schering-Plough and lower milestones and success fees received.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, it incurred proprietary research and development expenses of $2.7 million in the quarter ended September 30, 2005, compared to $1.6 million in the same period in 2004, an increase of 76%. For the nine months ended September 30, 2005, proprietary research and development expenses increased 72% to $7.4 million, compared to $4.3 million for the nine months ended September 30, 2004.

Sales, general and administrative expenses were $2.0 million for the quarter ended September 30, 2005, compared to $2.6 million for the same period in 2004, a decrease of 22%. Sales, general and administrative expenses for the quarter ended September 30, 2004 included a $0.5 million charge in connection with Pharmacopeia’s settlement with Columbia University and Cold Spring Harbor Laboratory. Sales, general and administrative expenses for the nine months ended September 30, 2005, increased 8%

to $7.9 million, compared to $7.3 million for the nine months ended September 30, 2004.  The increase in sales, general and administrative expenses for the nine-month period ended September 30, 2005 was largely due to the costs the company incurred operating as a standalone entity for the entire reporting period in 2005 as well as higher severance costs incurred in 2005. Prior to Pharmacopeia’s spin-off from Accelrys on April 30, 2004, Pharmacopeia received a general corporate overhead allocation based on Pharmacopeia’s revenue as a percentage of Accelrys’ total revenue. The nine-month 2004 period reflects charges in connection with Pharmacopeia’s settlement with Columbia University and Cold Spring Harbor Laboratory and the consolidation of research facilities.

Pharmacopeia reported a net loss of $4.7 million, or ($0.33) per share, for the three months ended September 30, 2005. In the three months ended September 30, 2004, Pharmacopeia recorded a net loss of $2.9 million, or ($0.24) per share. For the nine months ended September 30, 2005, Pharmacopeia reported a net loss of $14.1 million, or ($1.08) per share, compared to a net loss of $16.3 million, or ($1.34) per share, for the nine months ended September 30, 2004. The loss for the nine-month period ended September 30, 2004 in part reflects $5.9 million of restructuring costs, largely related to the consolidation of Pharmacopeia’s research facilities. Loss per share for periods prior to the spin-off is based on the 12,181,471 shares distributed in the spin-off, adjusted for unvested restricted shares.

Further details regarding Pharmacopeia’s third quarter financial results will be presented in a conference call on November 3, 2005 at 5:00 p.m. Eastern time. Dr. Les Browne, President and Chief Executive Officer, and Mr. Michio Soga, Executive Vice President and Chief Financial Officer, will host the call. Forward-looking and material information may be discussed on this conference call.

Date:	November 3, 2005
Time:	5:00 p.m. EST
Domestic Callers:	(800) 967-7185
International Callers:	(719) 457-2634
Confirmation code:	2472260
Name of Conference:	Pharmacopeia Third Quarter 2005 Earnings Release
Webcast information:	Please visit www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free 888-203-1112 in the U.S., or 719-457-0820 outside the U.S. The access code for the replay is 2472260. Replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com.  The replays will be available for two weeks.

Pharmacopeia creates and delivers novel therapeutics to address significant medical needs. Using proprietary technologies and processes, Pharmacopeia discovers and develops novel drug candidates to advance internally as well as with strategic partners. The company is advancing multiple internal programs - focused primarily on immunobiology and immunological diseases - to validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development. Beyond these, the company has several internal programs in advanced pre-clinical optimization and multiple partnered programs in discovery that are expected to drive the company’s clinical portfolio in the future.

Contact:
Michio Soga
Executive Vice President and Chief Financial Officer
Pharmacopeia Drug Discovery, Inc.
(609) 452-3643
irreq@pcop.com

###

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s intentions regarding the establishment and continuation of drug discovery collaborations with leading pharmaceutical and biotechnology organizations, in particular, the continuation and funding level of such continuation of Pharmacopeia’s existing collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s ability to build its pipeline of novel drug candidates, both through its own internally-funded drug discovery programs and third party collaborations, Pharmacopeia’s ability to raise additional capital, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form 10-Q filed on August 5, 2005, its Report on Form 10-K filed on March 23, 2005 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables to Follow

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net revenue	$3,908	$6,376	$14,830	$16,852

Collaborative research and development expense	4,145	5,244	14,387	15,779
Proprietary research and development expense	2,730	1,551	7,426	4,325
Sales, general and administrative expense	2,038	2,618	7,864	7,281
Restructuring and other charges	—	—	—	5,947
Interest and other income, net	(275)	(166)	(781)	(225)
	8,638	9,247	28,896	33,107
Loss before income taxes	(4,730)	(2,871)	(14,066)	(16,255)
Provision for income taxes	7	25	21	38
Net loss	$(4,737)	$(2,896)	$(14,087)	$(16,293)

Net loss per share:
• Basic and diluted	$(0.33)	$(0.24)	$(1.08)	$(1.34)

Weighted average number of common stock outstanding:
• Basic and diluted	14,264,615	12,220,495	13,023,929	12,185,379

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	September 30,	December 31,
	2005	2004
	(unaudited)
Cash, cash equivalents and marketable securities	$35,011	$40,885
Trade receivables, net	740	1,062
Other assets, net	14,026	15,058
Total assets	$49,777	$57,005

Current liabilities	$9,508	$10,251
Long-term liabilities and reserves	2,163	3,046
Total stockholders’ equity	38,106	43,708
Total liabilities and stockholders’ equity	$49,777	$57,005